Exhibit 4.1(c)



       This Waiver, Consent and Amendment No. 2 ("Amendment No. 2") dated August

, 1994 to the Credit Agreement dated as of March 1, 1993, as amended by

Amendment No. 1 thereto dated August 6, 1993, is made by and among GROW GROUP,

INC., a New York corporation (the "Borrower"), GROW GROUP INSURANCE, LTD., a

Bermuda corporation ("Grow Insurance"), CELLO CORP., a Maryland corporation

("Cello"), SINCLAIR ACQUISITION CORP., a California corporation (f/k/a AMERITONE

PAINT CORPORATION, and about to be known as SINCLAIR-AMERITONE PAINT

CORPORATION) ("Ameritone"), ZYNOLYTE PRODUCTS COMPANY, a California corporation

("Zynolyte"), CHEMICAL BANK NEW JERSEY, N.A., a national banking association

("Chemical" or the "Agent"), FLEET BANK, a New York banking corporation

("Fleet"), and PNC BANK, KENTUCKY, INC., a Kentucky banking corporation ("PNC";

Chemical, Fleet and PNC sometimes herein each called a "Bank" and collectively,

the "Banks").



                              W I T N E S S E T H:



Section 1.  Recitals.

       This Amendment No. 2 is made in contemplation of the following matters:

       1.1.  The Borrower, Grow Insurance, the Banks and Chemical Bank, a New

York banking corporation, have entered into a certain Credit Agreement dated as of March 1, 1993.  That original agreement was amended by Amendment No. 1 thereto dated August 6, 1993 (the original agreement, as amended by said

Amendment No. 1, being herein called the "Existing Credit Agreement").  Terms defined in the Existing Credit Agreement are used herein as therein defined unless otherwise defined herein.

       1.2.  The Borrower has entered into a certain Asset Purchase Agreement

(the "Sinclair Asset Purchase Agreement") with Insilco Corporation with respect to the acquisition of certain of the assets of Sinclair Paint Company, a division of Insilco Corporation ("Sinclair").  The Borrower has assigned its rights and obligations under the Sinclair Asset Purchase Agreement to Ameritone,

which will effect the acquisition pursuant to a certain Assignment and

Assumption Agreement dated as of August 1, 1994.  Section 9.4(b) of the Existing

Credit Agreement prohibits the Borrower or any Subsidiary from acquiring substantially all of the assets of any Person unless such acquisition is a

Permitted Acquisition.  Section 9.9 of the Existing Credit Agreement prohibits the Borrower or any Subsidiary from making or committing to make any expenditure for fixed assets during any fiscal year, if, after giving effect thereto, the aggregate amount of all expenditures for fixed assets incurred by the Borrower and Subsidiaries during such fiscal year would exceed the amounts specified.

Section 9.10 of the Existing Credit Agreement prohibits the Borrower or any

Subsidiary from purchasing or otherwise acquiring any Person.  Except to the extent that the Banks consent in writing, the execution, delivery and performance by the Borrower and/or Ameritone of the Sinclair Asset Purchase

Agreement may violate Sections 9.4(b), 9.9 and 9.10 of the Existing Credit

Agreement and may result in the occurrence of an Event of Default under the

Existing Credit Agreement.  The Borrower has requested, and the Banks have agreed, to waive the provisions of Sections 9.4(b), 9.9 and 9.10 of the Existing

Credit Agreement to the extent they would restrict the execution, delivery and performance by the Borrower and/or Ameritone of the Sinclair Asset Purchase

Agreement and consent to the acquisition of Sinclair by Ameritone as more specifically provided in Section 4 hereto.

       1.3.  The Borrower has requested, and the Banks have agreed, to increase the amount of the Aggregate Revolving Credit Commitments from $40 million to $60 million, the proceeds of such increase to be loaned by the Borrower to Ameritone to acquire Sinclair and for other legal and proper corporate purposes and to amend the Existing Credit Agreement and the other Loan Documents to reflect such increase.  The Banks have agreed to increase such Aggregate Revolving Credit

Commitments on the terms provided herein and on the further condition that the

Borrower execute and deliver to the Banks Amended and Restated Revolving Credit

Notes, in the aggregate amount of the increased Aggregate Revolving Credit

Commitments, in the forms of Exhibits L-1, L-2 and L-3 hereto.

       1.4.  Section 8.11 of the Existing Credit Agreement requires the Borrower and its Subsidiaries on a Consolidated basis to maintain a ratio of Consolidated

Total Liabilities (except Subordinated Indebtedness) to Consolidated Tangible

Capital Funds of not less than the ratio specified therein.  The failure of the

Borrower and its Subsidiaries to maintain the specified ratio of Consolidated

Total Liabilities (except Subordinated Indebtedness) to Consolidated Tangible

Funds, except to the extent waived in writing by the Banks, may result in an

Event of Default under the Existing Credit Agreement.  The Borrower has requested, and the Banks have agreed, to amend Section 8.11 of the Existing

Credit Agreement as more specifically provided in Section 2.8 hereto.

       1.5.  Section 9.9 of the Existing Credit Agreement prohibits the Borrower or any Subsidiary from making or committing to make any expenditure for fixed assets during any fiscal year if, after giving effect thereto, the aggregate amount of all expenditures for fixed assets incurred by the Borrower and

Subsidiaries during any fiscal year would exceed the amount specified therein.

The failure of the Borrower and its Subsidiaries to comply with Section 9.9 of the Existing Credit Agreement, except to the extent waived in writing by the

Banks, may result in an Event of Default under the Existing Credit Agreement.

The Borrower has requested, and the Banks have agreed, to amend Section 9.9 of the Existing Credit Agreement as more specifically provided in Section 2.9 hereto.

       1.6.  The Borrower and the Banks have agreed to amend Sections 2.8(b),

9.10 and 10.1(i) and (k) of the existing Credit Agreement in the manner set forth herein.

       1.7.  It is a condition precedent to the Banks' agreement to amend the

Existing Credit Agreement on the terms provided herein and to enter into this

Amendment No. 2 that Ameritone pledge to the Banks certain collateral.

       1.8.  The Borrower has requested the Banks to enter into this Amendment

No. 2 and the Banks have agreed to enter into this Amendment No. 2 for the foregoing purposes.


Section 2.  Amendments.

       2.1.  Defined Terms.  The defined terms "Aggregate Revolving Credit

Commitments" and "Corporate Guarantors" in Section 1.1 of the Existing Credit

Agreement shall be, and hereby are, amended in their entirety to read as follows:

           "Aggregate Revolving Credit Commitments" shall mean, at any time, the amount by which Sixty Million Dollars $60,000,000 (or such lesser amount which may be in effect after giving effect to any voluntary or mandatory reduction pursuant to Section 2.8) exceeds the amount of all outstanding Letters of Credit and Existing Letters of Credit at such time."

           "Corporate Guarantors" shall mean Cello Corp., a Maryland corporation, Zynolyte Products Company, a California corporation and Ameritone."

       2.2.  New Defined Terms.  New defined terms "Amended and Restated

Revolving Credit Note", "Amended and Restated Revolving Credit Notes",

"Amendment No. 2" and "Ameritone" shall be, and hereby are, added to Section 1.1 of the Existing Credit Agreement to read as follows:

           "Amended and Restated Revolving Credit
       Note" and "Amended and Restated Revolving Credit Notes" shall have the meanings set forth in Section 2.3.

           "Amendment No. 2" shall mean that certain Waiver, Consent and Amendment No. 2 dated August, 1, 1994, by and among the Borrower, Grow Insurance, Cello Corp., Ameritone, Zynolyte Products Company and the Banks."

           "Ameritone" shall mean Sinclair Acquisition Corp., formerly known as Ameritone Paint Corporation and about to be known as Sinclair-Ameritone Paint Corporation, a California corporation."

       2.3.  Amended and Restated Revolving Credit Notes.  The defined terms

"Revolving Credit Note" and "Revolving Credit Notes" in Section 1.1 of the

Existing Credit Agreement shall be, and hereby are, deleted and of no further force and effect, and each and every reference to Revolving Credit Note and

Revolving Credit Notes in the Existing Credit Agreement and the other Loan

Documents shall be replaced with "Amended and Restated Revolving Credit Note"

and "Amended and Restated Revolving Credit Notes", respectively, except to the extent that the context may otherwise require.

       2.4.  Section 2.3.  Section 2.3 of the Existing Credit Agreement shall be, and hereby is, amended by designating the text of Section 2.3 as paragraph

(a) of Section 2.3, and by adding a new paragraph (b) to Section 2.3, to read as follows:

           "(b) On the effective date of Amendment No. 2, subject to the terms and conditions hereafter set forth, the Borrower will issue to each Bank, and each Bank will accept, in substitution and exchange for (but not in payment of) its original Revolving Credit Note, an amended and restated revolving credit note (each an "Amended and Restated Revolving Credit Note" and collectively, the "Amended and Restated Revolving Credit Notes") in the principal amount of each Bank's Commitment. The Amended and Restated Revolving Credit Notes shall be substantially in the forms attached to Amendment No. 2 as Exhibits L-1, L-2 and L-3. Each Amended and Restated Revolving Credit Note shall be dated the date of effectiveness of Amendment No. 2. Simultaneously, with the execution and delivery by the Borrower to each Bank of its Amended and Restated Revolving Credit Note dated the date of effectiveness of Amendment No. 2, payable to such Bank's order, each Bank will return to the Borrower its original Revolving Credit Note marked "Superseded".

       2.5.  Section 2.8(b) of the Existing Credit Agreement shall be, and hereby is, amended in its entirety to read as follows:

           "(b) Mandatory Reduction. If any report of Government Receivables furnished by the Borrower pursuant to SECTION 8.7(b)(ii) as of the last day of any fiscal quarter shows that the aggregate amount of the Borrower's and the Corporate Guarantors' Government Receivables equals or exceeds $8 million, then the Aggregate Revolving Credit Agreement Commitments shall be automatically reduced by the amount (if any) by which $68 million exceeds the aggregate amount of the Receivables shown on the summary schedule of accounts receivable delivered pursuant to
       SECTION 8.7(b)(i) as of such last day. Such automatic reduction shall become effective on the date the Borrower delivers its report of Government Receivables to the Agent. Once automatically so reduced, the Aggregate Revolving Credit Commitments shall be reinstated on the date when the Borrower delivers a report of Government Receivables to the Agent showing aggregate Government Receivables of less than $8 million."

       2.6.  Article VIA.  A new Article VIA shall be, and hereby is, added to the Existing Credit Agreement to read as follows:

                                  "ARTICLE VIA

                             CONDITIONS OF LENDING;
                   AMENDED AND RESTATED REVOLVING CREDIT NOTES

           In addition to the requirements set forth in ARTICLE VII, the obligation of the Banks to make the first Revolving Credit Loan and the obligation of the Issuing Bank to issue the first Letter of Credit or renew the first Renewable Letter of Credit, in each case on or after the date of effectiveness of Amendment No. 2, is subject to the fulfillment of the following conditions precedent:

           SECTION 6A.1 Evidence of Corporate Action. The Agent shall have received a certificate, dated on or after the date of Amendment No. 2, of the Secretary or an Assistant Secretary of the Borrower and Ameritone (i) attaching a true and complete copy of the resolutions of their respective Boards of Directors and of all documents evidencing other necessary corporate action (in form and substance satisfactory to the Banks) taken by the Borrower and Ameritone, as applicable to authorize Amendment No. 2, the Amended and Restated Revolving Credit Notes and the borrowing hereunder,
       (ii) attaching a true and complete copy of the Certificate of Incorporation and By-laws of the Borrower and Ameritone, in each case certified by the Secretary of the respective entity, and
       (iii) setting forth the incumbency of the officer or officers of the Borrower and each Corporate Guarantor who signs Amendment No. 2, the Amended and Restated Revolving Credit Notes and related documents, including therein a signature specimen of such officer or officers, together with a certificate of good standing of the Secretary of State of the state of incorporation of the Borrower, together with such other documents as the Banks shall reasonably require.

           SECTION 6A.2 Amended and Restated Revolving Credit Notes. The Banks shall have received the Amended and Restated Revolving Credit Notes, dated the date of effectiveness of Amendment No. 2, duly executed by the Borrower.

           SECTION 6A.3 Opinions of Counsel. The Agent shall have received opinions of (i) Baker & Botts, L.L.P., counsel for Insilco Corporation, (ii) Latham & Watkins, California counsel for Insilco Corporation, (iii) Parker, Chapin, Flattau & Klimpl, counsel for the Borrower, and (iv) Brobeck, Phleger & Harrison, counsel for the Borrower, addressed to the Banks, dated the date of effectiveness of Amendment No. 2, in form and substance satisfactory to the Banks.

           SECTION 6A.4 Payment of Fees. The Agent shall have received, for the ratable benefit of the Banks, payment of a non-refundable closing fee in the aggregate amount of $75,000.

           SECTION 6A.5 Insurance. The Agent shall have received a certified list of the Borrower's and each Subsidiary's insurance on all of their businesses and Property, including, without limitation, flood, hazard and liability insurance, in the form required by SECTION 8.3.

           SECTION 6A.6 Financing Statements. The Agent shall have received executed original financing statements, in proper form for filing with the proper officers of each jurisdiction in which it is necessary or desirable to file any such financing statements to perfect or protect a first priority security interest in all accounts of Sinclair Paint Company ("Sinclair") that are being purchased by Ameritone, in favor of the Agent on behalf of the Banks and the Issuing Bank.

           SECTION 6A.7 Borrowing Request. The Agent shall have received a Borrowing Request, duly executed by the Borrower.

           SECTION 6A.8 Government Approvals. The Agent shall have received evidence that all approvals and consents of Governmental Bodies and all consents and approvals under any material contract, lease or other instrument to which Sinclair is a party necessary for the consummation of the transactions contemplated by a certain Asset Purchase Agreement dated as of May 7, 1994, by and between the Borrower and Insilco Corporation (the "Sinclair Asset Purchase Agreement") shall have been obtained, shall not impose any conditions or be subject to any limitations which could reasonably be expected to materially and adversely affect the ability of the Borrower or Ameritone to meet their respective obligations under the Loan Documents, and shall be in full force and effect.

           SECTION 6A.9 Compliance. After giving effect to Amendment No. 2, (a) The Borrower and each Corporate Guarantor shall be in compliance with all of the terms, covenants and conditions of the Loan Documents, (b) there shall exist no Default or Event of Default, and (c) the representations and warranties contained in the Loan Documents shall be true and correct with the same effect as though such representations and warranties had been made at the time of such borrowing or conversion, as the case may be, except such matters relating thereto as are permitted hereby.

          SECTION 6A.10 Litigation. There shall be no litigation pending or, to the best knowledge of the Borrower or Ameritone, threatened against Sinclair which, individually, or in the aggregate, could reasonably be expected to materially and adversely affect the financial position of the Borrower and its Subsidiaries on a Consolidated basis.

           SECTION 6A.11 Insolvency. The Agent shall have received evidence satisfactory to the Banks that neither the Borrower nor any Active Subsidiary (i) is insolvent or will be rendered insolvent by the transactions contemplated by the Sinclair Asset Purchase Agreement; (ii) has unreasonably small capital; and (iii) has debts that are, or, after giving effect to the transactions contemplated hereby and by the Sinclair Asset Purchase Agreement, will be, beyond its ability to pay as such debts mature.

           SECTION 6A.12 Documents. The Agent shall have received the following:

           (i) a Schedule of Assets to be acquired by Ameritone in connection with the Sinclair Asset Purchase Agreement, the contents of which schedule are reasonably satisfactory to the Banks;

           (ii) an executed copy of the Sinclair Asset Purchase
       Agreement, satisfactory in form and content to the Banks, and evidence that purchase of the scheduled assets of Sinclair has occurred or will occur pursuant to the terms of the Sinclair Asset Purchase Agreement;

           (iii) a projected balance sheet for the date of closing under the Sinclair Asset Purchase Agreement for the Borrower and its Subsidiaries on a Consolidated basis, the contents of which balance sheet are reasonably satisfactory to the Banks;

           (iv) evidence satisfactory to the Banks (which may be a copy of the certificate described in Section 6.01(B) of the Sinclair Asset Purchase Agreement) that the representations and warranties of Insilco Corporation set forth in the Sinclair Asset Purchase Agreement are true and correct;

           (v) the projected Consolidated balance sheet, and the Consolidated projection of income and expense for the Borrower and Subsidiaries (including Sinclair) for the year ending June 30, 1995 (collectively, the "FY1995 Projections"), provided, however; that the FY1995 Projections shall be subject to the same limitations, qualifications and conditions to which the "Financial Projections" (as that term is defined in Section 5.16(b) of this Agreement) are subject, as set forth in Section 5.16(b) of this Agreement; and

           (vi) such other financial and other information pertaining to Sinclair furnished by Insilco Corporation to the Borrower as the Banks may request.

           SECTION 6A.13 Due Diligence Review. The Banks shall have completed a due diligence review and other investigation of the financial condition, business or assets, and the environmental liabilities, if any, of Sinclair, the results of which due diligence review and other investigation are satisfactory to the Banks."

       2.7  Section 8.7(e).  Section 8.7(e) of the Existing Credit Agreement

shall be, and hereby is, amended in its entirety to read as follows:

           "(e) (i) Not later than November 1, 1994, projected Consolidated balance sheets, and Consolidated projections of income and expense for the Borrower and Subsidiaries (including Sinclair) for the years ending June 30, 1996 and June 30, 1997 (collectively the "FY1996-97 Projections") provided, however; that the FY1996-97 Projections shall be subject to the same limitations, qualifications and conditions to which the "Financial Projections" (as that term is defined in Section 5.16(b) of this Agreement) are subject, as set forth in Section 5.16(b) of this Agreement; and

               (ii) As soon as available, and in any event within one hundred twenty (120) Business Days after the end of each fiscal year, projections prepared by the Chief Financial Officer of the Borrower for the next fiscal year of the Borrower, together with a schedule evidencing prospective compliance with all financial covenants and the negative covenant concerning capital expenditures set forth in this Agreement."

       2.8.  Section 8.11.  Section 8.11 of the Existing Credit Agreement shall be, and hereby is, amended in its entirety to read as follows:

           "Section 8.11 Leverage. In the case of the Borrower and the Subsidiaries on a Consolidated basis on the last day of each fiscal quarter beginning March 31, 1993, have a ratio of (A) Consolidated Total Liabilities (except Subordinated Indebtedness) to (B) Consolidated Tangible Capital Funds which does not exceed 1.6 to 1.0."

       2.9.  Section 9.9.  Section 9.9 of the Existing Credit Agreement shall be, and hereby is, amended in its entirety to read as follows:

           "Section 9.9  Capital Expenditures.
       Directly or indirectly (by way of the acquisition of the securities of a Person or otherwise) make or commit to make any expenditure for fixed assets during any fiscal year, if after giving effect thereto, the aggregate amount of all expenditures for fixed assets incurred by the Borrower and Subsidiaries during such fiscal year would exceed the following amounts during the following periods:

                 Period                   Amount

       From the Effective Date to
       June 30, 1993                    $5,000,000

       From July 1, 1993 to
       June 30, 1994                    $12,000,000

       From July 1, 1994 to
       June 30, 1995                    $20,000,000

       From July 1, 1995 to
       March 31, 1996                   $15,000,000

       provided, however; that the amount expended for the purchase by Ameritone of the assets of Sinclair pursuant to the Sinclair Asset Purchase Agreement shall be specifically excluded from the limitations imposed by the provisions of this Section 9.9."

       2.10.  Section 9.10.  Paragraph (f) of Section 9.10 of the Existing

Credit Agreement shall be, and hereby is, amended in its entirety to read as follows:

           "(f)(i) The Borrower or any Consolidated Subsidiary may make and permit to be outstanding loans and advances and capital contributions to, and purchase or otherwise acquire and own stock and other securities of, (A) any Active Subsidiary, (B) any corporation which simultaneously therewith becomes an Active Subsidiary, or (C) Devoe Coatings B.V., unless, after giving effect to any such loan, advance or capital contribution to Devoe Coatings, B.V., the aggregate amount of all such loans, advances and capital contributions to Devoe Coatings B.V. shall exceed $5 million, but excluding from such limitation, an aggregate amount of approximately $3.5 million of loans, advances and capital contributions made to Devoe Coatings B.V. by the Borrower or any Subsidiary and outstanding on June 30, 1994, and (ii) any Consolidated Subsidiary may make and permit to be outstanding loans and advances to the Borrower;".

       2.11.  Sections 10.1 (i), (k).  Sections 10.1(i) and (k) of the Existing

Credit Agreement shall be, and they hereby are, amended in their entirety to read as follows:

           (i) The Borrower or any Active Subsidiary shall (i) suspend or discontinue its business, or (ii) make an assignment for the benefit of creditors, or (iii) generally not be paying its debts as such debts become due, or (iv) admit in writing its inability to pay its debts as they become due, or (v) file a voluntary petition in bankruptcy, or (vi) become insolvent (as that term is used in the Federal Bankruptcy Code or any other federal or state law relating to debtors' rights and creditors' remedies), or (vii) file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment of debt, liquidation or dissolution or similar relief under any present or future statute, law or regulation of any jurisdiction, or (viii) petition or apply to any tribunal for any receiver, custodian or any trustee for any substantial part of its Property, or (ix) be the subject of any such proceeding filed against it which remains undismissed for a period of ninety (90) days, or (x) file any answer admitting or not contesting the material allegations of any such petition filed against it, or of any order, judgment or decree approving such petition in any such proceeding, or (xi) seek, approve, consent to, or acquiesce in any such proceeding, or in the appointment of any trustee, receiver, custodian, liquidator, or fiscal agent for it, or any substantial part of its Property, or an order is entered appointing any such trustee, receiver, custodian, liquidator or fiscal agent and such order remains in effect for ninety (90) days, or (xii) take any formal action for the purpose of effecting any of the foregoing or looking to the liquidation or dissolution of the Borrower or any Active Subsidiary; or

                             *          *          *

           "(k) Any final judgment or decree exceeding $250,000 against the Borrower or any Subsidiary shall remain unstayed, unbonded or undismissed for a period of thirty (30) days; provided, however, that any such judgment or decree against a Subsidiary which is not an Active Subsidiary shall not be deemed a Default or Event of Default hereunder or under any other Loan Document unless the Borrower, any Corporate Guarantor or any Active Subsidiary is responsible or liable therefor; or".

       2.12.  Corporate Guarantors' Security Agreement.

           (a) The Corporate Guarantors' Security Agreement shall be, and hereby is, amended so that each and every reference to Ameritone Paint Corporation or

Ameritone shall mean and include, Sinclair Acquisition Corp., formerly known as

Ameritone Paint Corporation and about to be known as Sinclair-Ameritone Paint

Corporation.

           (b) The Corporate Guarantors' Security Agreement shall be, and hereby is, further amended to include as collateral granted thereunder (if and to the extent not already covered thereby) existing accounts receivable (other than

Government Receivables) of Sinclair, having its principal place of business at

6100 South Garfield Avenue, Los Angeles, California  90040, being acquired by

Ameritone pursuant to the Sinclair Asset Purchase Agreement as well as any such accounts receivable hereafter arising in the Sinclair Paint business as operated by Ameritone, as follows:  (a) in Section 1(a), at the end of the eleventh line,

add ", including (without limitation) any of the foregoing acquired from

Sinclair pursuant to the Sinclair Asset Purchase Agreement or arising in the

Sinclair Paint business as thereafter operated by Ameritone or its successors and assigns"; (b) for all purposes, "Collateral" and "Receivables" as defined therein shall include such additional collateral; and (c) subsections (b), (c)

and (d) of Section 1 shall apply equally to such additional collateral.

       2.13.  Subsidiaries' Guaranty.  The Subsidiaries' Guaranty shall be, and hereby is, amended so that each and every reference to Ameritone Paint

Corporation shall mean and include, Sinclair Acquisition Corp., formerly known as Ameritone Paint Corporation and about to be known as Sinclair-Ameritone Paint

Corporation and Section 9 of the Subsidiaries Guaranty shall be, and hereby is,

further amended to include the following:

       "If to the Guarantors:

               Zynolyte Products Company
               2320 E. Dominguez Street
               Long Beach, California  90810."

       2.14.  Section 1 of the Pledge Agreement shall be, and hereby is, amended in its entirety to read as follows:

           "Section 1. Defined Terms. Unless otherwise defined herein, terms defined in the Agreement shall have such defined meanings when used herein."

       2.15.  Exhibits; Schedules.  Exhibit A to the Existing Credit Agreement

shall be, and hereby is, amended to read in its entirety in the form of Exhibit

A-1 hereto, Exhibit J to the Existing Credit Agreement shall be, and it hereby is, amended to read in its entirety in the form of Exhibit J-1 hereto, Exhibit L to the Existing Credit Agreement, shall be, and hereby is, deleted and of no further force and effect, and each and every reference to Exhibit L in the

Existing Credit Agreement shall be, and hereby is, replaced with Exhibits L-1,

L-2 and L-3 hereto, collectively and Exhibit O to the Existing Credit Agreement shall be, and hereby is, amended to add those items set forth on Exhibit A hereto.  Schedule A to the Borrower Security Agreement shall be, and hereby is,

amended to read in its entirety in the form of Schedule A-1 hereto and Schedule

A to the Corporate Guarantors' Security Agreement shall be, and hereby is,

amended to read in its entirety in the form of Schedule A-I hereto.


Section 3.  [Intentionally omitted]


Section 4.  Waivers.

       4.1  The Banks hereby waive each and every covenant contained in the

Existing Credit Agreement or in any other Loan Document which would prohibit or restrict the execution, performance and delivery by the Borrower and/or

Ameritone of the Sinclair Asset Purchase Agreement, including but not limited to, the covenants set forth in Sections 8.11, 9.4(b), 9.9 and 9.10 of the

Existing Credit Agreement, to the extent that such covenants would prohibit or restrict the proposed acquisition, it being agreed that such waiver is only for the purpose of permitting such acquisition, and further agree that any failure by the Borrower or any Subsidiary to perform or observe the covenants set forth in Sections 8.11, 9.4(b), 9.9 or 9.10 of the Existing Credit Agreement in

connection with the proposed acquisition shall not constitute a Default or an

Event of Default under the Existing Credit Agreement.

       4.2.  The Banks hereby waive their right to payment of any Amendment Fee to which they may be entitled pursuant to Section 14.1(d) of the Existing Credit

Agreement in connection with the execution and delivery of this Amendment No. 2.


Section 5.  Representations and Warranties.

           (a)  Except as provided on Exhibit A hereto and except as to the assets purchased under the Sinclair Asset Purchase Agreement, the Borrower hereby represents and warrants that each representation and warranty by the

Borrower set forth in Article V of the Existing Credit Agreement is true and correct on and as of the date of this Amendment No. 2 as though made by the

Borrower and on and as of such date.

           (b) Except as to the assets purchased under the Sinclair Asset

Purchase Agreement, each Corporate Guarantor hereby represents and warrants that each representation and warranty by the Corporate Guarantors set forth in

Section 5 of the Subsidiaries' Guaranty is true and correct on and as of the date of this Amendment No. 2 and though made by such Corporate Guarantors on and as of such date.

           (c)  The Borrower and Ameritone, jointly and severally, further represent and warrant to the Banks that to the best of their knowledge (i) each and every representation and warranty made by Insilco Corporation to the

Borrower in the Sinclair Asset Purchase Agreement is true and correct in all material respects on and as of the date of this Amendment No. 2 as though made by Insilco Corporation on and as of such date, and (ii) attached hereto is a true, correct and complete copy of the certificate of an executive officer of

Insilco Corporation described in Section 6.01(B) of the Sinclair Asset Purchase

Agreement.

Section 6.  Reaffirmations.

           (a) The Borrower and Grow Insurance each hereby restates and reaffirms the provisions of the Credit Agreement (as heretofore and hereby amended), confirms its absolute and unconditional obligations thereunder and expressly acknowledges and agrees that its obligations thereunder continue in full force and effect from and after the date hereof.  The Borrower hereby restates and reaffirms the provisions of the Parent Guaranty, the Pledge

Agreement and the Borrower Security Agreement (as heretofore and hereby amended), confirms its absolute and unconditional guaranty and pledge (of the stock of Cello, Ameritone and Zynolyte) and grant of security interests and other obligations thereunder and expressly acknowledges and agrees that its guaranty, pledge and grant of security interests and other obligations thereunder continue in full force and effect from and after the date hereof.

Cello, Ameritone and Zynolyte each hereby restates and reaffirms the provisions of the Subsidiaries' Guaranty and the Corporate Guarantors' Security Agreement

(as heretofore and hereby amended), confirms its absolute and unconditional guaranty and grant of security interests and other obligations thereunder, and expressly acknowledges and agrees that its guaranty and grant of security interests and other obligations thereunder continue in full force and effect from and after the date hereof.

           (b) The Borrower hereby restates and reaffirms the provisions of the

Parent Guaranty, and expressly acknowledges that the execution of this Amendment

No. 2 or any actions taken by the Borrower, or the Banks in connection therewith shall not be deemed a release or waiver of any of the Borrower's obligations pursuant to such Parent Guaranty.

           (c) Each of the Corporate Guarantors hereby restates and reaffirms the provisions of the Subsidiaries' Guaranty and expressly acknowledges that the execution of this Amendment No. 2 or any actions taken by the Corporate

Guarantors or the Banks in connection therewith shall not be deemed a release or waiver of any of the Corporate Guarantors' obligations pursuant to such

Subsidiaries' Guaranty.  The Corporate Guarantors hereby further confirm that the Obligations pursuant to the Subsidiaries' Guaranty shall expressly include any amount by which the Aggregate Revolving Credit Commitments are increased by this Amendment No. 2.


Section 7.  General.

       This Amendment No. 2 is made pursuant to Section 14.1 of the Existing

Credit Agreement and Section 8 of the Subsidiaries' Guaranty, and the Borrower,

Grow Insurance, the Corporate Guarantors, and the Banks acknowledge that all provisions of the Existing Credit Agreement and the other Loan Documents, as amended or waived hereby, are and shall remain, in full force and effect, and nothing herein contained shall be deemed a waiver of, or impair the effectiveness or enforceability of, any other terms or conditions of the

Existing Credit Agreement or any of the other Loan Documents except as expressly stated herein.  From and after the date of this Amendment No. 2, each and every reference in any of the Loan Documents to the Credit Agreement or any other Loan

Document shall mean the Existing Credit Agreement or such other Loan Document as heretofore amended and as amended by this Amendment No. 2.  Nothing in Amendment

No. 1 or this Amendment  No. 2 shall be deemed to constitute the Borrower, Grow

Insurance, Cello, Ameritone or Zynolyte a party to, or to make the respective

Person obligated under, or to require the consent or signature of the respective

Person for any amendment, supplement, consent or waiver with respect to, any of the Credit Agreement, Parent Guaranty, Pledge Agreement, Borrower Security

Agreement, Subsidiaries' Guaranty or Corporate Guarantors' Security Agreement,

unless the particular Person was a party to the particular Loan Document on the

Closing Date (or, as to Zynolyte, except for the Subsidiaries' Guaranty and

Corporate Guarantors' Security Agreement, as to which it is a guarantor, pledgor and obligor as fully as though an original party thereto).


Section 8.  Effectiveness.

       Anything in this Amendment No. 2 to the contrary notwithstanding, this

Amendment No. 2 shall become effective when, and only when:  (i) it shall have been signed and delivered on behalf of all of the parties hereto; (ii) the Agent shall have received, for the ratable benefit of the Banks, payment in full of a non-refundable closing fee in the aggregate amount of $75,000; (iii) the Banks shall have received the executed Amended and Restated Revolving Credit Notes in the form of Exhibits L-1, L-2 and L-3 hereto; and (iv) the Sinclair Asset

Purchase Agreement, in the form of Exhibit B hereto, shall have been executed and delivered as provided therein and all "Conditions to Closing" set forth in

Article VI of the Sinclair Asset Purchase Agreement shall have been satisfied or waived with the consent of the Banks.


Section 9.  Expenses of the Agent and the Banks. Pursuant to Section 16.3 of the

Existing Credit Agreement, the Borrower shall pay on demand to the Agent and the

Banks the reasonable out-of-pocket expenses of the Agent and each Bank,

including, but not limited to the reasonable fees and expenses of Special

Counsel and counsel for each Bank, and all fees and charges incurred by the

Agent for environmental due diligence.


Section 10.  Counterparts.

       This Amendment No. 2 may be executed in any number of counterparts, each of which shall be an original and all of which shall constitute one agreement.

It shall not be necessary in making proof of this Amendment No. 2 or of any document required to be executed and delivered in connection herewith or therewith to produce or account for more than one counterpart.

           IN WITNESS WHEREOF, the parties hereto have caused this Amendment No.

2 to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                   GROW GROUP, INC.


                                   By:


                                   GROW GROUP INSURANCE, LTD.


                                   By:


                                   CELLO CORP.


                                   By:

                                   SINCLAIR ACQUISITION CORP., f/k/a/ Ameritone
                                   Paint Corporation (about to be known as
                                   Sinclair-Ameritone Paint Corporation)


                                   By:


                                   ZYNOLYTE PRODUCTS COMPANY


                                   By:

                                   CHEMICAL BANK NEW JERSEY, N.A.


                                   By:

                                   FLEET BANK


                                   By:


                                   PNC BANK, KENTUCKY, INC.


                                   By:

                                   Exhibit A-1

                               ACTIVE SUBSIDIARIES




Cello Corp.
Sinclair Acquisition Corp., f/k/a/ Ameritone Paint Corporation,    about to be
known as Sinclair-Ameritone Paint Corporation
Grow Group Holding Corp.
Grow Group Insurance Ltd. (indirect subsidiary)
Zynolyte Products Company
Grow A.G.
Grow Group, N.V.
Devoe Belgium N.V.
Devoe Coatings Company(s) Pte. Ltd.
Grow Group Canada Ltd.
Devoe Norge A.S.
Devoe S.A.
Devoe Deutschland GMBH

                                   Exhibit J-1



                             SCHEDULE OF COMMITMENTS



                      Commitment             Pro Rata
Bank                    Amount               Share

Chemical         $30,000,000              50%
Bank New
Jersey, NA

Fleet Bank       $15,000,000              25%

PNC Bank,        $15,000,000              25%
Kentucky, Inc.

Total            $60,000,000              100%

                                  SCHEDULE A-1
                           BORROWER SECURITY AGREEMENT


Tradenames and other names business conducted under (other than product names or lines and trademarks:


Consumer & Professional Products Group
Devoe Coatings Company
Devoe & Reynolds Co.
Automotive Division of Grow Group, Inc.
National Aerosol Products Co.
Zynolyte Products Company
Sinclair Paint Company
Ameritone Paint Company

                                  SCHEDULE A-I
                    CORPORATE GUARANTORS' SECURITY AGREEMENT


Cello Corp. also conducts its business under the name Grow Consumer Products

Ameritone also conducts its business under the names
Sinclair Paint Company and
Ameritone Paint Company

                                    EXHIBIT A


       Additions to Exhibit O to Credit Agreement (Extraordinary Matters -
Section 5.17 of the Credit Agreement).

       1. On June 25, 1993, the Borrower redeemed and/or converted the outstanding $26,006,000 of its 8 1/2% Convertible Debentures.

       2. On August 4, 1993, the Borrower acquired all of the outstanding shares of the stock of Zynolyte Products Company for $16,300,000 in cash.

       3. On September 23, 1993, the Borrower's Board of Directors' increased the regular quarterly dividend from $.06 to $.07 per share.

       4. On November 15, 1993, the dry cleaning division of the Borrower's Automotive Division was ordered to pay a $1 million fine for an antitrust violation involving price fixing on a dry cleaning solvent, which fine was paid.

       5. On May 7, 1994, the Borrower entered into an Asset Purchase Agreement with Insilco Corporation for the acquisition of certain assets and the assumption of certain liabilities of Insilco's Sinclair Paint Company Division for $51 million plus other consideration (subject to adjustment).

ME5:289283.7